As filed with the Securities and Exchange Commission on February 27, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SNYDER’S-LANCE, INC.

(Exact name of registrant as specified in its charter)

North Carolina	56-0292920
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

13024 Ballantyne Corporate Place, Suite 900

Charlotte, North Carolina 28277

(704) 554-1421

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rick D. Puckett

Executive Vice President, Chief Financial Officer and Treasurer

13024 Ballantyne Corporate Place, Suite 900

Charlotte, North Carolina 28277

(704) 554-1421

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

A. Zachary Smith III Chief General Counsel and Secretary Snyder’s-Lance, Inc. 13024 Ballantyne Corporate Place, Suite 900 Charlotte, North Carolina 28277 (704) 554-1421	Michael J. Denny, Esq. Sean M. Jones, Esq. K&L Gates LLP Hearst Tower, 47th Floor 214 North Tryon Street Charlotte, North Carolina 28202 (704) 331-7400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit (1)(2)	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (2)
Debt Securities
Preferred Stock
Common Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

(1)	Omitted pursuant to Form S-3 General Instruction II.E.
(2)	An unspecified amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. As described at the bottom of this page, pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes a total of $250,000,000 of unsold securities that have been previously registered and for which the registration fee has been previously paid. In accordance with Rules 456(b) and 457(r) under the Securities Act, except with respect to the unsold securities that have been previously registered, the registrant is deferring payment of the registration fee.

Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this registration statement include $250,000,000 of unsold debt securities, preferred stock, common stock, depositary shares, warrants, stock purchase contracts and stock purchase units that have been previously registered on Lance, Inc.’s Registration Statement on Form S-3 (Registration No. 333-157482), which we refer to as the “Prior Registration Statement.” In connection with the registration of such unsold securities, the registrant paid a registration fee of $9,825, which will continue to be applied to such unsold securities. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

PROSPECTUS

SNYDER’S-LANCE, INC.

Debt Securities

Preferred Stock

Common Stock

Depositary Shares

Warrants

Stock Purchase Contracts

and

Stock Purchase Units

We may offer, issue and sell, together or separately:

•	shares of our common stock;

•	shares of our preferred stock;

•	debt securities, which may be senior debt securities or subordinated debt securities;

•	depositary shares representing an interest in our preferred stock;

•	warrants to purchase our debt securities, shares of our common stock, shares of our preferred stock, depositary shares or securities of third parties or other rights;

•	stock purchase contracts to purchase shares of our common stock; and

•

stock purchase units, each representing ownership of a stock purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the stock purchase contracts.

We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus on page 19.

Our common stock is listed on the NASDAQ Global Select Market under the trading symbol “LNCE.” We will provide information in the applicable prospectus supplement regarding the listing of securities on any securities exchange.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 1 before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, or “Securities Act,” using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings.

This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities and that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, the accompanying prospectus supplement or a free writing prospectus, prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used in this prospectus, the terms “Snyder’s-Lance,” “Company,” “we,” “our” and “us” refer to Snyder’s-Lance, Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and documents incorporated by reference in this prospectus may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, or “Exchange Act.” Such “forward-looking statements” include information relating to, among other matters, our future prospects, developments and business strategies for our operations. These forward-looking statements are identified by the use of terms and phrases such as “expect,” “estimate,” “project,” “believe,” “intend,” “anticipate,” and similar terms and phrases. These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances, and involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from those suggested or described in this prospectus or in such other documents. These risks include, but are not limited to the risks described in the “Risk Factors” section below and other risks described from time to time in our filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our Annual Report on Form 10-K (together with any material changes thereto contained in subsequent filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC for our most recent fiscal year, which are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms located at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov and on our website at http://www.syderslance.com. Such documents are available as soon as reasonably practicable after electronic filing with the SEC.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we previously filed with the SEC. These documents contain important information about Snyder’s-Lance, Inc. and its finances.

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011; and

(2)	The description of our common stock contained in our registration statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering shall also be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus or any prospectus supplement to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, excluding any exhibits to these filings unless the exhibit is specifically incorporated by reference into these filings, by writing or telephoning us at the following address:

Snyder’s-Lance, Inc.

13024 Ballantyne Corporate Place, Suite 900

Charlotte, North Carolina 28277

Attention: Chief Financial Officer

(704) 554-1421

SNYDER’S-LANCE, INC.

Snyder’s-Lance, Inc. manufactures, markets and distributes snack foods throughout the United States and internationally. Our products include pretzels, sandwich crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. We were incorporated as a North Carolina corporation in 1926. Our principal executive office is located at 13024 Ballantyne Corporate Place, Suite 900, Charlotte, North Carolina 28277.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from sales of securities for general corporate purposes, which may include the financing of our operations, repayment of indebtedness, business acquisitions and capital expenditures. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

If required, we will include a more detailed description of the use of proceeds from any specific offering of securities in the prospectus supplement relating to that offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	For the Fiscal Year
	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges (a)	4.3x	2.1x	10.1x	6.5x	8.6x

(a)	For purposes of this ratio, earnings are based on income from continuing operations before income taxes and before fixed charges. Fixed charges consist of interest expense, capitalized interest and one-third of total rent expense, which approximates the interest factor for such expense.

DESCRIPTION OF SECURITIES COVERED BY THIS PROSPECTUS

This prospectus contains summary descriptions of the debt securities, preferred stock, common stock, depositary shares, warrants, stock purchase contracts and stock purchase units that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. At the time of an offering and sale, however, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time. The debt securities may either be senior debt securities or subordinated debt securities. Senior debt securities may be issued under a “Senior Indenture” and subordinated debt securities may be issued under a “Subordinated Indenture.” This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures.” The Indentures have been filed with the SEC. We may also issue debt securities under a separate, new indenture. If that occurs, we will describe any differences in the terms of any series or issue of debt securities in the prospectus supplement relating to that series or issue.

The following briefly summarizes the material provisions of the Indentures and the debt securities, other than pricing and related terms disclosed in an accompanying prospectus supplement or pricing supplement, as the case may be. You should read the more detailed provisions of the applicable Indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of an offering of debt securities, which will be described in more detail in the applicable prospectus supplement or pricing supplement, as the case may be. Copies of the Indentures may be obtained from Snyder’s-Lance, Inc. or the applicable trustee.

As used in this “Description of Debt Securities,” the terms “Snyder’s-Lance,” “Company,” “we,” “our” and “us” refer to Snyder’s-Lance, Inc., a North Carolina corporation, and do not, unless otherwise specified, include our subsidiaries.

General

The debt securities will be our direct general unsecured obligations. The senior debt securities will rank equally with all of our other senior unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent and in the manner set forth in the Subordinated Indenture.

Since our operations are partially conducted through our subsidiaries, the cash flow and the consequent ability to service our indebtedness, including the debt securities, is partially dependent upon the earnings of our subsidiaries and the distribution of those earnings or upon the payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make funds available to us, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we may have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of our debt securities to participate in those assets) will be structurally subordinated to the claims of such subsidiary’s creditors, including trade creditors, because such creditors’ claims will have a priority over our claim as an equity owner of our subsidiaries.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms may include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•

whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

•

if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•

our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•

the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•

any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

•	the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•

whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities will cease to be issued in the name of a depositary and exchanged for debt securities or smaller denominations issued in the name of investors and/or their direct or indirect nominees;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

•	any other terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Debt securities may be sold at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payments by us of the principal of, premium, if any, and interest on such subordinated debt securities.

The Subordinated Indenture does not limit the issuance of additional senior indebtedness.

Certain Covenants

Except as set forth below or in any indenture supplemental to the Indentures or in a board resolution of ours establishing a series of securities under the Indentures, the Indentures will not:

•	limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries; or

•

contain provisions which would give holders of the notes the right to require us to repurchase their notes in the event of a decline in the credit rating of our debt securities resulting from a change in control, recapitalization or similar restructuring or in the case of any other event.

Consolidation, Merger and Sale of Assets

We may consolidate or merge with or into any other corporation or limited liability company, and we may sell or transfer all or substantially all of our assets to another corporation or limited liability company, provided, among other things, that (a) the corporation or limited liability company formed by or resulting from any such consolidation or merger or the transferee of such assets shall be a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture payment of the principal of and premium, if any, and interest, if any, on the debt securities issued under either the Senior Indenture or the Subordinated Indenture and the performance and observance of the indenture and (b) we or such successor corporation or limited liability company shall not immediately thereafter be in default under the indenture.

The phrase “all or substantially all” of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets has occurred.

Events of Default

The following events are defined in the Indentures as “Events of Default”:

•	default in the payment of any installment of interest on any debt securities in such series for 30 days after becoming due;

•	default in the payment of principal or premium, if any, of any debt securities in such series when due;

•	default in the performance of any other covenant for 90 days after notice;

•

involuntary acceleration of the maturity of our indebtedness in excess of $25 million for money borrowed which acceleration shall not be rescinded or annulled or otherwise cured, or which indebtedness shall not be discharged, within 10 days after notice;

•	entry of certain court orders which would require us make payments exceeding $50 million and where 60 days have passed since the entry of the order without it having been satisfied or stayed;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default that may be set forth in the supplemental indenture or board resolution with respect to particular series of debt securities.

If an Event of Default shall occur and be continuing with respect to a series of debt securities, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities (or such lesser amount as may be provided for in the debt securities of such series) of such series may declare the entire principal amount of all the debt securities of such series to be due and payable.

The Indentures provide that the trustee shall, within 90 days after the occurrence of default with respect to a particular series of debt securities, give the holders of the debt securities of such series notice of such default known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal or premium, if any, or interest, if any, on any of the debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the debt securities of such series.

We are required to furnish the trustee annually a statement by certain of our officers to the effect that to the best of their knowledge we are not in default in the fulfillment of any of our obligations under the Indentures or, if there has been a default in the fulfillment of any such obligation, specifying each such default. No holder of any debt securities of any particular series shall have any right to institute any judicial or other proceeding with respect to the Indentures or for the appointment of a receiver or trustee, or for any other remedy unless:

•	an Event of Default shall have occurred and be continuing and such holder shall have given the trustee prior written notice of such continuing Event of Default;

•

the holders of not less than 25% of the outstanding principal amount of debt securities of a particular series shall have requested the trustee for such series institute proceedings in respect of such Event of Default;

•	the trustee shall have been offered reasonable indemnity against its costs, expenses and liabilities in complying with such request;

•	the trustee shall have failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

•	no direction inconsistent with such written request shall have been given for 60 days by the holders of a majority in principal amount of the outstanding debt securities of such series.

The holders of a majority in principal amount of a particular series of debt securities outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to such series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The Indentures will provide that in case an Event of Default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the Indentures, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of their own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any of the holders of debt securities of a particular series unless they shall have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

We will furnish to the trustee annually a certificate as to the compliance by us with the conditions and covenants under the Indentures.

Satisfaction, Discharge, Defeasance and Covenant Defeasance

If indicated in the applicable prospectus supplement, we may discharge or defease our obligations under each Indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee funds in U.S. dollars or in the foreign currency in which debt securities of such series are payable in an amount sufficient to pay the entire indebtedness on debt securities of such series with respect to principal (and premium and additional amounts, if any) and interest to the date of such deposit (if debt securities of such series have become due and payable) or to the maturity thereof or the date of redemption of debt securities of such series, as the case may be.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on debt securities of such series and other obligations to register the transfer or exchange of debt securities of such series, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series of debt securities and any omission to comply with such obligations shall not constitute an Event of Default with respect to such series of debt securities (“covenant defeasance”), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity.

As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we must deliver to the trustee (i) an opinion of counsel stating that the money and government obligations or other property deposited with the trustee to be held in trust will not be subject to any case or proceeding under any Federal or State bankruptcy, insolvency, reorganization or other similar law, or any decree or order for relief, and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Modification and amendment of the Indentures may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, debt securities of any series,

•

reduce the principal amount of, or the rate (or modify the calculation of such rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, debt securities of any series,

•

change our obligation to pay additional amounts with respect to debt securities of any series or reduce the amount of the principal of original issue discount debt securities that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy,

•	change the redemption provisions of debt securities of any series or adversely affect the right of repayment at the option of any holder of debt securities of any series,

•	change the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to debt securities of any series is payable,

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of debt securities of any series,

•	reduce the percentage in principal amount of an outstanding series of debt securities, the consent of whose holders is required in order to take certain actions,

•	reduce the requirements for quorum or voting by holders of a particular series of debt securities,

•

modify any of the provisions in the Indentures regarding the waiver of past defaults and the waiver of certain covenants by the holders of a particular series of debt securities except to increase any percentage vote required or to provide that certain other provisions of the Indentures cannot be modified or waived without the consent of the holder of each debt security of such series affected thereby,

•	make any change that adversely affects the right to convert or exchange any series of debt security into or for our common stock or other securities in accordance with its terms, or

•	modify any of the provisions described above under “Modification and Waiver”.

The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of such series, waive our compliance with certain restrictive provisions of the applicable Indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default and its consequences under the Indenture with respect to the debt securities of such series, except a default:

•	in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to debt securities of such series; or

•	in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of any series.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations, Delivery and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company (“DTC”). In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of a beneficial interest in a global debt security may only exchange such interest for certificated securities registered in the holder’s name if:

•

DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

•	We determine, in our sole discretion, that the global security shall be exchangeable.

So long as a nominee of DTC is the registered owner of debt securities represented by global certificates, you will not be entitled to have the debt securities registered in your name and will not receive or be entitled to physical delivery of the debt securities in definitive form.

If debt securities cease to be represented by global certificates, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. In such case, an owner of such securities will be entitled to physical delivery of such securities in definitive form. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Debt securities issued under the Indentures will be authenticated by the trustee or its authorized agent.

Governing Law

The Indentures are and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Regarding the Trustee

The trustee under the Indentures will be named in the prospectus supplement. The trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default, or else resign.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock, other debt securities or other securities or property. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the North Carolina Business Corporation Act (the “NCBCA”), our restated articles of incorporation, as amended, and our bylaws, as amended. This description does not purport to be complete. We urge you to read the applicable prospectus supplement and any related free writing prospectuses related to the capital stock that we may offer, as well as our restated certificate of incorporation and bylaws as in effect at the time of the offer. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” the terms “Snyder’s-Lance,” “Company,” “we,” “our” and “us” refer to Snyder’s-Lance, Inc., a North Carolina corporation, and do not, unless otherwise specified, include the subsidiaries of Snyder’s-Lance, Inc.

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.83-1/3 per share, and 5,000,000 shares of preferred stock, par value $1 per share. As of February 17, 2012 we had issued and outstanding 67,850,321 shares of common stock. There are no outstanding shares of preferred stock. The number of authorized shares of any class may be increased or decreased by an amendment to our restated articles of incorporation proposed by our board of directors and approved by a majority of the votes cast by our stockholders on the issue at a properly organized meeting of our stockholders.

Common Stock

Each stockholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to such stockholders for a vote. Holders of our common stock do not have cumulative voting rights.

Our board of directors may declare, and we may pay, dividends on the outstanding shares of common stock in the manner and upon the terms and conditions provided by law and the restated articles of incorporation. Dividends payable to the holders of our common stock may be subject to the satisfaction of dividend rights of holders of our preferred stock, if any.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to any prior rights of outstanding preferred stock.

Holders of our common stock have no redemption or conversion rights, no sinking fund provisions and no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.

The outstanding shares of our common stock are fully paid and nonassessable, and any shares of common stock issued in an offering pursuant to this prospectus and any shares of common stock issuable upon the exercise of common stock warrants or conversion or exchange of debt securities which are convertible into or exchangeable for our common stock, or in connection with the obligations of a holder of stock purchase contracts to purchase our common stock, when issued in accordance with their terms will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

This section describes the general terms and provisions of preferred stock that we are authorized to issue. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the articles of amendment to our restated articles of incorporation designating the terms of each new series of preferred stock with the Secretary of the State of North Carolina and with the SEC each time we issue a new series of preferred stock. Each such amendment will establish the number of shares included in a designated series and fix the designation, preferences, limitations and relative rights of each series. You should refer to the applicable articles of amendment as well as our restated articles of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

Our board of directors has been authorized to provide for the issuance of up to 5,000,000 shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix all of the preferences, limitations and relative rights of such series.

The right of a holder of preferred stock to receive payment in respect thereof upon any liquidation, dissolution or winding up of Snyder’s-Lance will be subordinate to the rights of our general creditors. Shares of our preferred stock that we issue in accordance with their terms will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority of, our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Anti-Takeover Effects of Provisions of the Articles of Incorporation, Bylaws and Other Agreements

The rights of our stockholders and related matters are governed by the NCBCA, the restated articles of incorporation and the bylaws. Provisions of the NCBCA, the restated articles of incorporation and the bylaws, which are summarized below, may discourage or make more difficult a takeover attempt that stockholders might consider in their best interest. These provisions may also adversely affect prevailing market prices for our common stock.

Board of Directors

The bylaws provide that the number of directors will not be less than 12 nor more than 16, with the exact number to be fixed by the board of directors from time to time. The directors elected by the holders of common stock are divided into three classes. Each class of directors is as nearly equal in number as possible. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. In addition, if the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. In the event of the death, resignation, retirement, removal or disqualification of a director during the director’s elected term, the successor will be elected to serve only until the next annual meeting of stockholders. The bylaws also provide that directors may be removed from office with or without cause only by a vote of at least seventy-five percent (75%) of the shares entitled to vote at an election of directors.

The provisions of the bylaws described above with respect to the election and removal of the directors were adopted by our stockholders and may not be amended except by a vote of at least seventy-five percent (75%) of the shares entitled to vote.

Stockholder Action by Written Consent; Special Meetings

Under the NCBCA our stockholders may take action by written unanimous consent of holders of all of our shares in lieu of an annual or special meeting. Otherwise, stockholders will only be able to take action at an annual or special meeting called in accordance with the bylaws. The bylaws provide that special meetings of stockholders may only be called by the president or the board of directors.

Advance Notice Requirements for Director Nominations and Other Proposals

The bylaws contain advance notice procedures with regard to stockholder proposals related to the nomination of candidates for election as directors and other matters. These procedures provide that notice of stockholder proposals related to stockholder nominations for the election of directors or other matters must be delivered to our secretary at our principal executive offices at least 75 days, but no more than 105 days, before the first anniversary of the date of the preceding annual stockholders meeting; provided, however, that in the event the annual meeting is not held within 30 days before or after such anniversary date, such notice by the stockholder must be delivered at least 75 days, but no more than 105 days, before the date of such advanced or delayed annual stockholders meeting, provided that we have informed the stockholders of any such change in the date of the annual stockholders meeting in a Form 10-Q or Form 8-K filed with the SEC. A stockholder’s notice to our corporate secretary must be in proper written form and must set forth certain information required by our bylaws.

Special Voting Requirements

The restated articles of incorporation provide that the affirmative vote of at least seventy-five (75%) of the outstanding shares entitled to vote is required for the following corporate actions:

(i)	the merger or consolidation of Snyder’s-Lance, Inc.;

(ii)	the sale, lease or exchange of all or substantially all of our property or assets; or

(iii)	our dissolution.

This seventy-five percent voting requirement does not apply if the approval of the stockholders for any of the above corporate actions is not required under the NCBCA.

Antitakeover Legislation

As permitted under the NCBCA, the bylaws provide that Snyder’s-Lance, Inc. is not subject to the provisions of Article 9 of Chapter 55 of the NCBCA, entitled “The North Carolina Shareholder Protection Act,” and Article 9A of Chapter 55 of the NCBCA, entitled “The North Carolina Control Share Acquisition Act.”

Listing

Our common stock is listed on the NASDAQ Global Select Market under the trading symbol “LNCE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you. If any particular terms of the depositary agreements and related depositary receipts described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of our warrants to acquire our securities that we may issue from time to time. The applicable prospectus supplement will describe the terms of any warrant agreements and the warrants issueable thereunder. As of February 17, 2012, we had no warrants outstanding. If any particular terms of the warrants described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by the prospectus supplement.

We may issue warrants for the purchase of our debt securities, common stock, preferred stock, depositary shares or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or agency or trust relationship, with you. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. A holder of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	the number of warrants offered;

•

the securities underlying the warrants, including the securities of third parties or other rights, if any, to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	material U.S. federal income tax consequences;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After warrants expire they will become void. All warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The applicable warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant affected thereby.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. This description is not complete and the description in the prospectus supplement will not necessarily be complete, and reference is made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. If any particular terms of the stock purchase contracts or stock purchase units described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

General

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers; or

•	through agents or dealers to purchasers.

In addition, Snyder’s-Lance, Inc. may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity and legality of the securities in respect of which this prospectus is being offered and certain other legal matters will be passed upon for us by K&L Gates LLP, Charlotte, North Carolina.

EXPERTS

The consolidated financial statements and schedule of Snyder’s-Lance, Inc. as of December 31, 2011 and January 1, 2011, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 of Snyder’s-Lance, Inc. have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Snyder’s of Hanover, Inc. as of March 28, 2010 and March 29, 2009, and for each of the three years in the period ended March 28, 2010, included in this prospectus, have been audited by Clifton Gunderson LLP (now named CliftonLarsonAllen LLP through a merger effective January 2, 2012), independent registered public accounting firm, as set forth in their report appearing herein. Such consolidated financial statements are included in this prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SNYDER’S CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

Snyder’s of Hanover, Inc. and Subsidiaries

We have audited the consolidated balance sheets of Snyder’s of Hanover, Inc. and Subsidiaries (the Company) as of March 28, 2010 and March 29, 2009, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended March 28, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 28, 2010 and March 29, 2009, and the results of their operations and their cash flows for each of the three years in the period ended March 28, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ Clifton Gunderson LLP

Baltimore, Maryland
May 19, 2010, except as to Note 20, which is as of August 12, 2010

SNYDER’S OF HANOVER, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 28, 2010	March 29, 2009
ASSETS
Current assets
Cash and cash equivalents	$66,382,441	$16,683,117
Short-term investments	27,787,252	30,378,613
Trade receivables, net	47,414,124	49,307,311
Other receivables	7,544,422	3,955,642
Current portion of notes receivable	654,002	844,290
Inventories	32,858,672	34,586,709
Prepaid expenses	2,135,254	2,481,389
Deferred income taxes	11,003,039	13,124,406

Total current assets	195,779,206	151,361,477

Property, plant and equipment, net	93,946,959	96,161,731
Long-term investments	16,506,285	21,926,044
Purchased routes	20,469,166	28,067,955
Goodwill	41,822,357	41,490,617
Intangibles, net	5,361,701	5,383,614
Officers’ life insurance	2,575,438	2,410,150
Non-current portion of notes receivable, net	3,055,734	5,034,276
Other non-current assets	3,674,817	1,269,654

Total assets	$383,191,663	$353,105,518

The accompanying notes are an integral part of these statements.

	March 28, 2010	March 29, 2009
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Lines of credit	$207,538	$1,152,627
Current portion of long-term debt	3,247,655	3,025,548
Trade accounts payable	18,053,282	19,673,280
Accrued expenses	33,161,897	20,158,194
Accrued taxes	3,240,155	5,068,513

Total current liabilities	57,910,527	49,078,162

Long-term debt	116,006,151	118,509,878
Deferred income taxes	8,703,821	12,239,651
Other non-current liabilities	1,576,936	1,937,749

Total liabilities	184,197,435	181,765,440

Commitments and contingencies

Stockholders’ equity
Class A common stock, $100 par value, voting; 1,000,000 shares authorized 291,770 issued and outstanding at 3/28/10 80,000 shares issued, 29,177 outstanding at 3/29/09	29,177,000	8,000,000

Class B common stock, $100 par value, non-voting; 40,000 shares authorized 9,798 issued and outstanding at 3/28/10 1,567 shares issued, 862 outstanding at 3/29/09	979,800	156,700

Additional paid in capital	7,583,174	6,569,713

Retained earnings	163,300,638	182,380,408

Accumulated other comprehensive loss	(2,964,065)	(9,647,449)

Treasury stock; 0 and 51,528 shares at 3/28/10 and 3/29/09	—	(17,457,933)

Total Snyder’s of Hanover, Inc. stockholders’ equity	198,076,547	170,001,439
Noncontrolling interests	917,681	1,338,639

Total stockholders’ equity	198,994,228	171,340,078

Total liabilities and stockholders’ equity	$383,191,663	$353,105,518

The accompanying notes are an integral part of these statements.

SNYDER’S OF HANOVER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE FISCAL YEARS ENDED
	March 28, 2010	March 29, 2009	March 30, 2008
Net sales	$677,674,806	$673,083,454	$593,368,622
Cost of goods sold	449,805,035	457,564,225	396,814,514

Gross profit	227,869,771	215,519,229	196,554,108
Selling, distribution and administrative expenses	175,866,321	176,072,797	160,493,148

Operating profit	52,003,450	39,446,432	36,060,960
Interest expense, net	4,398,627	3,091,986	2,105,469
Other (income) expense	(2,459,204)	1,809,264	(95,111)

Income before income taxes and extraordinary items	50,064,027	34,545,182	34,050,602
Income tax expense	18,463,874	12,037,250	11,955,293

Income before extraordinary items	31,600,153	22,507,932	22,095,309
Extraordinary items:
Loss on pending litigation settlement, less income tax of $4,226,689	5,773,312	—	—

Net income	25,826,841	22,507,932	22,095,309
Less: Net income (loss) attributable to noncontrolling interests	(420,958)	459,087	(1,035,053)

Net income attributable to Snyder’s of Hanover, Inc.	$26,247,799	$22,048,845	$23,130,362

The accompanying notes are an integral part of these statements.

SNYDER’S OF HANOVER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	FOR THE FISCAL YEARS ENDED
	March 28, 2010	March 29, 2009	March 30, 2008
Net income	$25,826,841	$22,507,932	$22,095,309

Other comprehensive income (loss)
Fair value adjustments of swaps, net of tax	390,867	(614,085)	(880,548)
Fair value adjustments of investments, net of tax	6,454,267	(5,741,492)	(4,435,624)
Fair value of commodity hedges, net of tax	(161,750)	(11,358)	—

Comprehensive income	32,510,225	16,140,997	16,779,137

Less: Comprehensive (loss) income attributable to the noncontrolling interests	(324,918)	297,223	(1,144,409)

Comprehensive income attributable to Snyder’s of Hanover, Inc.	$32,835,143	$15,843,774	$17,923,546

The accompanying notes are an integral part of these statements.

SNYDER’S OF HANOVER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	FOR THE FISCAL YEARS ENDED
	March 28, 2010		March 29, 2009		March 30, 2008
	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT
Class A common stock
Beginning balance	80,000	$8,000,000	80,000	$8,000,000	40,000	$4,000,000
Ten-for-one stock split effected as a stock dividend	211,770	21,177,000	—	—	—	—
Two-for-one stock split effected as a stock dividend	—	—	—	—	40,000	4,000,000

Ending balance	291,770	$29,177,000	80,000	$8,000,000	80,000	$8,000,000

Class B common stock
Beginning balance	1,567	$156,700	1,326	$132,600	638	$63,800
Ten-for-one stock split effected as a stock dividend	7,071	707,100	—	—	—	—
Two-for-one stock split effected as a stock dividend	—	—	—	—	657	65,700
Stock issued	960	96,000	—	—	12	1,200
Stock options exercised	200	20,000	241	24,100	19	1,900

Ending balance	9,798	$979,800	1,567	$156,700	1,326	$132,600

Additional paid in capital
Beginning balance		$6,569,713		$5,955,421		$5,507,677
Stock options exercised		14,016		344,046		212,979
Additional shares purchased		582,160		—		—
Stock option compensation recorded		417,285		270,246		234,765

Ending balance		$7,583,174		$6,569,713		$5,955,421

Retained earnings
Beginning balance		$182,380,408		$162,656,555		$147,270,459
Adoption of ASC 740 (formerly FIN 48)		(1,702,321)		—		—
Ten-for-one stock split effected as a stock dividend		(39,342,033)		—		—
Two-for-one stock split effected as a stock dividend		—		—		(4,065,700)
Net income		25,826,841		22,507,932		22,095,309
Cash dividends on common stock		(3,862,257)		(2,784,079)		(2,643,513)

Ending balance		$163,300,638		$182,380,408		$162,656,555

Accumulated other comprehensive (loss) gain
Beginning balance		$(9,647,449)		$(3,280,514)		$2,035,658
Unrealized gain (loss) on interest rate swaps, net of tax		390,867		(614,085)		(880,548)
Unrealized gain (loss) on investments, net of tax		6,454,267		(5,741,492)		(4,435,624)
Unrealized gain (loss) on commodity hedges, net of tax		(161,750)		(11,358)		—

Ending balance		$(2,964,065)		$(9,647,449)		$(3,280,514)

Treasury stock—Class A common stock
Beginning balance	50,823	$(14,455,429)	49,308	$(3,501,979)	24,654	$(3,501,979)
Stock issued for ten-for-one stock split effected as a stock dividend	(50,823)	14,455,429	—	—	—	—
Stock issued for two-for-one stock split effected as a stock dividend					24,654	—
Stock purchased	—	—	1,515	(10,953,450)	—	—

Ending balance	—	$—	50,823	$(14,455,429)	49,308	$(3,501,979)

Treasury stock— Class B common stock
Beginning balance	705	$(3,002,504)	416	$(913,034)	208	$(913,034)
Stock issued for ten-for-one stock split effected as a stock dividend	(705)	3,002,504	—	—	—	—
Stock issued for two-for-one stock split effected as a stock dividend	—	—	—	—	208	—
Stock purchased	—	—	48	(347,040)	—	—
Stock options exercised	—	—	241	(1,742,430)	—	—

Ending balance	—	$—	705	$(3,002,504)	416	$(913,034)

Noncontrolling interests
Beginning balance		$1,338,639		$879,552		$1,914,605
Net (loss) income		(420,958)		459,087		(1,035,053)

Ending balance		$917,681		$1,338,639		$879,552

Total stockholders’ equity		$198,994,228		$171,340,078		$169,928,601

The accompanying notes are an integral part of these statements.

SNYDER’S OF HANOVER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE FISCAL YEARS ENDED
	March 28, 2010	March 29, 2009	March 30, 2008
Cash flows from operating activities:
Net income	$25,826,841	$22,507,932	$22,095,309
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	17,801,846	17,545,337	16,953,876
Gain on accumulated depreciation adjustment	(950,600)	—	—
Amortization of intangible assets	981,616	965,308	230,363
Net income (loss) attributable to noncontrolling interests	(420,958)	447,074	331,486
Deferred income taxes	(5,256,093)	2,261,484	1,195,329
Loss on disposal of property, plant and equipment	349,583	3,403,125	1,679,310
Loss on adjustment of long-term investments	3,382,271	—	—
Loss (gain) on disposal of investments	1,332,825	3,165,248	(1,196,706)
Loss on disposal of assets	336,932	202,078	—
Gain on sale of routes	(14,073,083)	(15,612,893)	(3,094,076)
Write down of long-lived assets	—	1,919,620	—
Stock compensation expense	417,285	270,246	234,765
Forgiveness of debt	70,000	223,820	—
Extraordinary item—loss on pending litigation	10,000,000	—	—
Changes in operating assets and liabilities:
Accounts receivable—trade	1,893,187	(3,047,621)	(7,288,794)
Accounts receivable—other	1,932,744	1,551,162	(1,136,762)
Inventories	1,778,037	2,821,551	(5,692,259)
Prepaid expenses	346,135	(2,077,337)	(121,969)
Accounts payable	(1,619,998)	(4,997,359)	(264,443)
Accrued expenses	2,967,680	1,111,394	2,672,703
Accrued income taxes	(3,530,524)	3,303,881	2,489,408

Net cash provided by operating activities	43,565,726	35,964,050	29,087,540

Cash flows from investing activities:
Purchases of property, plant and equipment	(16,779,916)	(14,297,859)	(25,675,907)
Proceeds from sale of property, plant and equipment	1,758,310	1,975,626	2,052,818
Purchases of routes and other assets	(2,638,070)	(1,935,110)	(4,945,958)
Increase in restricted cash	(2,000,000)	—	—
Acquisition of businesses	(470,000)	(1,827,979)	(57,914,780)
Proceeds from sale of routes	17,080,927	22,727,565	8,400,769
Purchases of short-term / long-term investments	(3,991,496)	(8,863,642)	(31,300,000)
Proceeds from sale of investments	16,492,732	2,904,173	18,324,917
Provision for loan loss	1,434,840	—	—
Return of capital	959,072	563,181	1,443,384

Increase in notes receivable	(699,660)	(5,039,946)	(1,053,685)
Collections on notes receivable	1,363,649	1,203,510	666,280

Net cash provided by (used in) investing activities	12,510,388	(2,590,481)	(90,002,162)

Cash flows from financing activities:
Net change in lines of credit	(945,089)	(5,344,172)	(22,956,105)
Additions to debt	1,100,606	4,372,043	101,263,756
Repayment of debt	(3,382,226)	(3,306,095)	(15,241,945)
Proceeds from sale of Class B Common stock	712,176	368,146	216,079
Dividends paid	(3,862,257)	(2,784,079)	(2,643,513)
Repurchase of treasury stock	—	(13,042,920)	—

Net cash (used in) provided by financing activities	(6,376,790)	(19,737,077)	60,638,272

Net change in cash and cash equivalents	49,699,324	13,636,492	(276,350)
Cash and cash equivalents, beginning of period	16,683,117	3,046,625	3,322,975

Cash and cash equivalents, end of period	$66,382,441	$16,683,117	$3,046,625

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$6,802,160	$6,980,762	$5,016,931
Cash paid during the period for taxes	23,087,533	6,837,275	9,937,804

Supplemental disclosure of non-cash transactions:
Unrealized gain (loss) on investments	$6,454,267	$(5,741,492)	$(4,435,624)
Receivable from sale of routes	5,521,524	1,565,195	—

The accompanying notes are an integral part of these statements.

1.	The Company

Snyder’s of Hanover, Inc. and subsidiaries (the “Company”) is a manufacturer and international distributor of snack foods with manufacturing locations in Hanover, PA, Goodyear, AZ and Jeffersonville, IN.

The Company’s fiscal year ends at the close of operations on the Sunday nearest to March 31. Fiscal year 2009-2010 includes all operations through March 28, 2010 and is comprised of a 52-week period. Fiscal year 2008-2009 includes all operations through March 29, 2009 and is comprised of a 52-week period. Fiscal year 2007-08 includes all operations through March 30, 2008 and is comprised of a 52-week period.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management’s best knowledge of current events and actions the company may undertake in the future, actual results could differ from those estimates.

Basis of Presentation and Principles of Consolidation

Effective September 30, 2009, the Financial Accounting Standards Board (FASB) established the FASB Accounting Standards Codification (ASC) as the source of authoritative accounting to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Except for newly issued standards that have not been codified, references to codified literature have been updated to reflect this change.

The accompanying consolidated financial statements and the related notes are stated in U.S. dollars and include the accounts of Snyder’s of Hanover, Inc., its wholly-owned subsidiaries (SOH Distribution Co., Inc., SOH Real Estate Investment, LLC, Snyder’s of Hanover Mfg., Inc., Snyder’s of Hanover Sales Co., Inc., Snyder’s of Hanover Snacks, Inc., SOH IP Company, Inc., SOH Transportation, LLC, Snyder’s of Delaware, Inc., SOH Capital, LLC, Grande Foods, G&A Snack Distributing, Inc., Krunchers, Inc., Patriot Snacks, LLC, Thompson Distributing Co., Inc., and SOH Health Services, Inc.) and its majority-owned subsidiaries (Melisi Snack Foods, Inc. – 80%, Michaud Distributors, Inc. – 80% and Patriot Snacks Real Estate, LLC—51%). All material intercompany accounts, transactions and profits have been eliminated in consolidation.

Reclassifications

To maintain consistency with the presentation for the fiscal year ended March 28, 2010, the Company made the following reclassifications in the March 29, 2009 consolidated balance sheets:

•	$873,913 of security deposits from prepaid expenses to other non-current assets

•	$117,270 of money market funds from short-term investments to cash and cash equivalents

•	$260,000 and $801,666 from current portion of long-term debt and long-term debt, respectively, to lines of credit

•	$1,338,639 from minority interest to noncontrolling interests

•	$395,741 from long-term investments to other non-current assets

•	$1,937,749 from interest rate swaps to other non-current liabilities

2.	Summary of Significant Accounting Policies (Continued)

Reclassifications (Continued)

To maintain consistency with the presentation for the fiscal year ended March 28, 2010, the Company made the following reclassifications in the March 30, 2008 consolidated statements of cash flow:

•	$331,486 from minority interest to net income (loss) attributable to noncontrolling interests

•	$1,621,168 from short-term investments to cash and cash equivalents, beginning of period

To maintain consistency with the presentation for the fiscal year ended March 28, 2010, the Company made the following reclassifications in the March 29, 2009 and March 30, 2008 consolidated statements of operations:

•	$57,288,398 and $45,900,469, respectively, from selling, distribution and admin expense to net sales, in order to record promotional allowances as a reduction of net sales

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Investments in money market funds are considered cash equivalents. The Company has restricted cash in the form of security deposits related to certain distributor agreements in the amount of $216,715 and $166,248 as of March 28, 2010 and March 29, 2009, respectively.

Cash and cash equivalents deposited in member banks participating in the FDIC Transaction Account Guarantee Program are insured 100% by the FDIC. For non-participating FDIC member banks, balances are insured by the FDIC up to a limit of $250,000 per bank. As of March 28, 2010, the Company maintained cash balances in excess of this limit in the amount of $852,528 at one non-participating financial institution. As of March 29, 2009, the company maintained cash balances in excess of the $250,000 limit in the amount of $1,206,768 at one non-participating financial institution.

Checks issued by the Company, but not presented to its banks for payment, may create negative book cash balances. Such negative balances are included in accounts payable and totaled $0 and $369,003 as of March 28, 2010 and March 29, 2009, respectively.

Short-Term and Long-Term Investments

The Company invests in various types of investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is possible that changes in the values of investment securities may occur in the near term and such changes could materially affect the amounts reported in the financial statements.

Short-term investments consist of publicly traded mutual funds and are accounted for as available-for-sale securities. Investment income or loss related to these investments (including realized gains and losses, interest and dividends) is included in earnings.

Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of deferred tax, included in accumulated other comprehensive income, a separate component of stockholders’ equity. For the fiscal year ended March 28, 2010, the change in fair value was recognized as an increase of other comprehensive income of $6,454,267, net of deferred taxes of $3,709,933. For the fiscal year ended March 29, 2009, the change in fair value was recognized as a decrease of other comprehensive income of $5,741,492, net of deferred taxes of $3,300,228.

Long-term investments consist of limited partnerships and real estate investments that do not have readily determinable fair values based on quoted market prices. As the Company’s ownership interest is less than 5%, these investments in limited partnerships and real estate investment trusts are recorded at cost and adjusted for decreases that are considered other than temporary. Distributions received are recorded as a return of capital or as investment income if in the form of a dividend.

2.	Summary of Significant Accounting Policies (Continued)

Receivables and Credit Policies

Accounts receivable are uncollateralized customer obligations and stated at the invoice amount. The Company generally offers a 1% cash discount if payment is received within ten days of the invoice date and considers an account past due if payment is not received within eleven days of the invoice date.

Payments of accounts receivable are applied to the specific invoices identified on the customer’s remittance advice, or if unspecified, the payment is credited to the customer’s account and offset against the specific invoice as soon as it can be identified by the Company.

Trade accounts receivable are stated net of an allowance for doubtful accounts. The Company estimated the allowance based on its historical experience of the relationship between actual bad debts and net credit sales and on an analysis of specific customers, taking into consideration the age of past due accounts and an assessment of the customer’s ability to pay.

Notes Receivable

Notes receivable consist primarily of principal and accrued interest from various distributors. Terms of these notes vary with maturities extending to fifteen years. Certain notes include interest rates that are fixed and range from 6% to 10% while other notes contain interest rates that vary with the prime rate. Notes receivable are stated net of an allowance for loan loss. The Company estimated the allowance based on an analysis of specific loans, taking into consideration non-performing loans and an assessment of the borrower’s ability to pay. At March 28, 2010 and March 29, 2009, the allowance for loan loss was $1,434,840 and $0, respectively.

Inventories

Finished goods, raw materials and supplies inventories are stated at the lower of cost, which is determined under the first-in, first-out (FIFO) method, or market. Finished goods inventory includes the cost of raw materials, labor and manufacturing overhead. The Company makes provisions for obsolete or slow-moving inventories as necessary to properly reflect inventories at the lower of cost or market.

Property, Plant and Equipment

Property, plant and equipment are stated on the basis of cost less accumulated depreciation. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged against earnings as incurred. When property is retired or otherwise disposed of, the costs and accumulated depreciation are removed from the related accounts. Any resulting gain or loss is recognized currently. Depreciation is calculated based on the straight line method over the estimated useful lives of the respective assets as follows:

Land improvements	5 to 20 years
Buildings and improvements	5 to 40 years
Machinery and equipment	5 to 12 years
Furniture and fixtures	5 years
Computer hardware and software	3 years
Leasehold improvements	Lesser of estimated life or lease term

2.	Summary of Significant Accounting Policies (Continued)

Long-Lived Assets

Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (ASC 360), requires that companies consider whether indicators of impairment of long-lived assets held for use are present. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. The impairment to be recognized is equal to the excess of the carrying amount of the asset over the fair value of the asset. Assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Goodwill and Other Intangible Assets

Goodwill is initially recorded as the excess of the cost of acquired entities over the net fair value of assets acquired less liabilities assumed and is subsequently reported at the lesser of carrying value or fair value. Route purchases, which are deemed indefinite lived intangible assets, are initially recorded at their fair value. Goodwill and route purchases are not amortized, but are tested for impairment at least annually. Amortizable intangible assets generally consist of packaging design costs, recipes and other intellectual property and are amortized using the straight-line method over their useful lives of three to fifteen years, which is the estimated period over which economic benefits are expected to be provided.

Officers’ Life Insurance

The Company maintains life insurance policies on certain officers. These policies can be split-dollar or key-man insurance policies. Under the split-dollar insurance policies, the Company pays the premiums and upon the death of the insured will receive an amount equal to the premiums paid on the policy from the policy date to the date of death. Any remaining proceeds will be paid to the beneficiary. If the policy is surrendered before the date of death, the Company will receive the lesser of the cash surrender value or the sum of the premiums paid on the policy from the policy date to the date of surrender. Any remaining proceeds will be paid to the owner. Under the key-man insurance policies, the Company receives the cash surrender value if the policy is surrendered, or receives all benefits payable upon the death of the insured.

Accruals for Self-Insured Losses

Under its self-insurance plan, the Company accrues the estimated expense of health insurance claims based on claims filed subsequent to the end of a reporting period and an additional amount for claims incurred, but not yet reported, based on prior experience. An accrual for such costs of $1,804,149 and $1,965,907 is included in accrued liabilities at March 28, 2010 and March 29, 2009, respectively. The Company also maintains insurance reserves for the self-funded portions of workers’ compensation. The reserves are based on claims filed and estimated claims incurred but not reported. An accrual for such costs of $2,407,360 and $2,101,108 is included in accrued liabilities at March 28, 2010 and March 29, 2009, respectively. Claims payments based on actual claims ultimately filed could differ materially from this estimate.

Derivative Instruments

The Company’s cash flows and earnings are subject to fluctuations resulting from changes in interest rates and commodity prices. The Company manages the exposure to this market risk through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. The Company’s policy does not allow speculation in derivative instruments for profit or

2.	Summary of Significant Accounting Policies (Continued)

Derivative Instruments (Continued)

execution of derivative instrument contracts for which there are no underlying exposures. The Company does not use financial instruments for trading purposes and is not a party to any leveraged derivatives. Additional information specific to derivative instruments is disclosed in Notes 11 and 18.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently payable plus deferred taxes. Deferred taxes are accounted for by the liability method, wherein deferred tax assets or liabilities are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to various reserves (deductible for financial statement purposes but not for income tax purposes), the allowance for doubtful receivables (deductible for financial statement purposes but not for income tax purposes), depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes), accrued vacation (deductible for financial reporting purposes but not for income tax purposes), inventory reserves (deductible for financial reporting purposes but deferred for income tax purposes), deferred compensation (deductible for financial reporting purposes but not for income tax purposes) and accrued group insurance (deductible for financial reporting purposes but not for income purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Other Comprehensive Income (Loss)

Comprehensive income (loss) is defined as net income and other changes in stockholders’ equity from transactions and other events from sources other than stockholders. The components of and changes in other comprehensive income (loss) are as follows:

	Beginning	Before-Tax	Tax Benefit	Net-of-Tax	Ending
	Balance	Amount	(Expense)	Amount	Balance
March 28, 2010
Interest rate swaps	$(1,219,113)	$615,539	$(224,672)	$390,867	$(828,246)
Mark to market investments	(8,416,978)	10,164,200	(3,709,933)	6,454,267	(1,962,711)
Commodity hedges	(11,358)	(254,725)	92,975	(161,750)	(173,108)

	$(9,647,449)	$10,525,014	$(3,841,630)	$6,683,384	$(2,964,065)

March 29, 2009
Interest rate swaps	$(605,028)	$(967,063)	$352,978	$(614,085)	$(1,219,113)
Mark to market investments	(2,675,486)	(9,041,720)	3,300,228	(5,741,492)	(8,416,978)
Commodity hedges	—	(17,887)	6,529	(11,358)	(11,358)

	$(3,280,514)	$(10,026,670)	$3,659,735	$(6,366,935)	$(9,647,449)

March 30, 2008
Interest rate swaps	$275,520	$(1,387,770)	$507,222	$(880,548)	$(605,028)
Mark to market investments	1,760,138	(6,985,235)	2,549,611	(4,435,624)	(2,675,486)

	$2,035,658	$(8,373,005)	$3,056,833	$(5,316,172)	$(3,280,514)

2.	Summary of Significant Accounting Policies (Continued)

Noncontrolling Interests

The Company owns 80% of Melisi Snacks, Inc. which distributes the Company’s products in Connecticut and New York, 51% of Patriot Snacks Real Estate, LLC which owns real estate in Massachusetts, and 80% of Michaud Distributors which distributes the Company’s products in the northeastern United States. SFAS No. 160, “Accounting and Reporting of Noncontrolling Interests in Combined Financial Statements” (ASC 810), requires that the noncontrolling interest shall be classified to equity, the consolidated net income shall be adjusted to include the net income attributed to the noncontrolling interest and consolidated comprehensive income shall be adjusted to include the comprehensive income attributed to the noncontrolling interest. ARB 51, as amended by SFAS No. 160 (ASC 810) requires that the noncontrolling interest continue to be attributed its share of losses even if that attribution results in a deficit noncontrolling interest balance. SFAS No. 160 (ASC 810) was adopted effective March 30, 2009 and prior period amounts have been reclassified to maintain consistency with the current period presentation.

Revenue Recognition

The Company recognizes revenue on the sale of products, net of volume discounts, promotional allowances, shelf space fees and slotting fees, when the products are shipped and the buyer takes ownership and assumes risk of loss. Promotional allowances consist primarily of off-invoice allowances, trade advertising and coupon redemptions. Discounts taken by customers for early payment of invoices were $6,324,871, $5,817,930 and $4,939,130 for the years ended March 28, 2010, March 29, 2009 and March 30, 2008, respectively, and are included in other expense in the consolidated statements of income.

Advertising Costs

Costs incurred for producing and communicating advertising are expensed during the period incurred. Advertising expenses were $12,566,622, $11,705,965 and $9,855,235 for the years ended March 28, 2010, March 29, 2009 and March 30, 2008, respectively.

Research and Development

Research and development expenditures are charged to operations as incurred. Amounts charged to operations for the years ended March 28, 2010, March 29, 2009 and March 30, 2008 were $917,007, $934,400, and $851,611, respectively.

Shipping and Handling Costs

The Company’s shipping and handling costs for product shipments include payments to third party shippers and are included in selling, distribution and administrative expenses. Shipping and handling expenses were $19,139,856, $22,896,788 and $19,691,789 for the years ended March 28, 2010, March 29, 2009 and March 30, 2008, respectively.

Recent Accounting Pronouncements

On March 30, 2009, the Company adopted the Financial Accounting Standards Board’s (FASB) new accounting requirements for accounting for uncertain income tax positions. Under these new requirements, a tax position that meets the more-than-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit or expense that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. Footnote 9 outlines the impact of the adoption of this FASB requirement.

2.	Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (Continued)

On March 30, 2009, the Company adopted the FASB guidance on the accounting and reporting of noncontrolling interests in consolidated financial statements. The guidance requires an entity to present noncontrolling interests as a component of equity and requires an entity to present net income attributable to the controlling and noncontrolling interests separately in the consolidated financial statements. The guidance is required to be applied prospectively, except for the presentation and disclosure requirements, which must be applied retrospectively for all periods presented. As a result of applying the new guidance, noncontrolling interests are reported as a component of stockholders’ equity in the Consolidated Balance Sheets, and net income in the Consolidated Statements of Operations now includes net income attributable to noncontrolling interests as compared to the previous standard, where net income attributable to noncontrolling interests was deducted in the determination of net income. Additionally, the Consolidated Statements of Cash Flows are now presented using net income as calculated pursuant to the new rule.

On July 20, 2009, the Company adopted the FASB guidance on disclosures about derivative instruments and hedging activities. This guidance requires the disclosure of fair values of derivative instruments and their gains and losses in its financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

On March 30, 2009, the Company adopted the FASB’s expanded guidance about the fair value of financial instruments. This guidance requires disclosure about the fair value of financial instruments for interim periods as well as annual periods.

On July 19, 2009, the Company adopted the FASB guidance on subsequent events. The standard is intended to establish general standards of accounting for disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. It is effective for financial periods ending after June 15, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

On January 3, 2010, the Company adopted the FASB guidance with regards to the FASB Accounting Standards Codification (ASC). The ASC is the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. The ASC is effective for financial statements issued for interim and annual periods ending after September 15, 2009. In accordance with ASC, references to previously issued accounting standards have been highlighted by ASC references. Subsequent revisions to U.S. GAAP will be incorporated into the ASC through Accounting Standards Updates (ASU). The implementation of this standard did not have a material impact on the consolidated financial statements.

In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for the consolidation of variable interest entities (VIEs). The guidance replaces the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity. Instead, the new approach is qualitative and focused on identifying which enterprise has the power to direct the activities of a VIE that most significantly impact the entity’s performance and (1) the obligation to absorb the losses of an entity, or (2) the right to receive benefits from the entity. As a result of the changed requirements, it is possible that an entity’s previous assessment of a VIE will change, and the standard now requires ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE. Disclosure requirements under the new standard have been enhanced, and now include disclosure of the method the entity used to determine whether they are the primary beneficiary of the VIE. The guidance is effective for fiscal years beginning after November 15, 2009. Management is currently assessing the impact of the guidance on the Company’s consolidated financial position and consolidated results of operations.

3.	Business Combinations

The Company completed the following acquisition during the year ended March 28, 2010:

Acquired	Acquisition Date	Purchase Price
Assets of Otto Foods, Inc.	July 17, 2009	$470,000

The allocation of the purchase price of this acquisition is noted below:

Acquired	Inventory	PP&E	Routes	Goodwill	Other Intangibles
Assets of Otto Foods, Inc.	$50,000	$7,000	$56,260	$331,740	$25,000

The Company completed the following acquisitions during the fiscal year ended March 29, 2009:

Acquired	Acquisition Date	Purchase Price
Assets of Alamos Distributing	April 14, 2008	$425,000
Assets of Ed Hazlin & Son, Inc.	September 12, 2008	40,000
Assets of B&B Snacks, Inc.	October 31, 2008	1,114,909
Assets of MoTown Snack Foods	December 1, 2008	145,000
Assets of Blue Mountain Snacks, Inc.	December 23, 2008	103,070

The allocation of the purchase price of these acquisitions is noted below:

Acquired	Inventory	PP&E	Routes	Goodwill	Other Intangibles
Assets of Alamos Distributing	$—	$1,000	$424,000	$—	$—
Assets of Ed Hazlin & Son, Inc.	—	—	40,000	—	—
Assets of B&B Snacks, Inc.	114,909	17,200	—	982,800	—
Assets of MoTown Snack Foods	—	—	74,898	65,102	5,000
Assets of Blue Mountain Snacks, Inc.	18,070	—	85,000	—	—

The Company completed the following acquisitions during the fiscal year ended March 30, 2008:

Acquired	Acquisition Date	Purchase Price
Stock of Grande Foods (1)	April 16, 2007	$22,205,000
Assets of Cameron’s Coffee and Distribution Company	April 30, 2007	4,011,820
Assets of Snack Service Distributing, Inc.	May 14, 2007	256,500
Assets of Wise Distributors of Jacksonville, Inc.	June 4, 2007	1,538,393
Stock of Albert Distributing, Inc. (2)	November 16, 2007	200,000
Assets of Jay’s Foods / Select Snacks (3)	December 10, 2007	25,503,067
Ownership interest Goldy Food Sales LLC	December 28, 2007	3,900,000

3.	Business Combinations (Continued)

The allocation of the purchase price of these acquisitions is noted below:

Acquired	A/R	Inventory	PP&E	Routes	Goodwill	Other Intangibles	Net Equity
Stock of Grande Foods (1)	$—	$—	$—	$5,040,000	$15,796,461	$—	$1,668,539
Assets of Cameron’s Coffee and Distribution Company	—	1,297,185	124,300	2,585,335	—	5,000	—
Assets of Snack Service Distributing, Inc.	—	—	79,593	166,907	5,000	5,000	—
Assets of Wise Distributors of Jacksonville, Inc.	—	217,663	120,730	740,000	455,000	5,000	—
Stock of Albert Distributing, Inc. (2)	—	—	—	—	—	—	200,000
Assets of Jay’s Foods / Select Snacks (3)	5,364,254	4,737,391	8,642,657	3,540,683	—	3,218,081	—
Ownership interest Goldy Food Sales LLC	—	—	544,000	855,000	2,501,000	—	—

(1)	includes G&A Snack Distributing, Inc., a subsidiary of Grande Foods
(2)	acquired remaining 35% interest
(3)	acquired assets of two commonly owned companies out of bankruptcy

These businesses were acquired to expand the Company’s product lines and distribution network. The operating results of the acquired companies have been included in the accompanying consolidated statements of operations from the respective dates of acquisition. The acquisitions were accounted for as purchases in accordance with SFAS No. 141(R) “Business Combinations” (ASC 805). The financial statements reflect the final allocation of the purchase price for each acquisition. The goodwill associated with acquisitions for fiscal years ended March 28, 2010 and March 29, 2009 is deductible for tax purposes. The goodwill associated with the Grande Foods and Albert Distributing, Inc. acquisitions for fiscal year ended March 30, 2008 is not deductible for tax purposes.

4.	Investments

The following is a summary of available-for-sale securities:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of March 28, 2010	$30,429,800	$50,335	$(3,141,218)	$27,338,917
As of March 29, 2009	$43,274,902	$282	$(13,255,365)	$30,019,819

Although designated as available-for-sale, management has the ability to hold investments for a reasonable period of time sufficient for a forecasted recovery of fair value. With the passage of time, management believes investments currently in a loss position will recover their value and therefore considers their impairment to be temporary.

The following presents the Company’s available-for-sale investments which are in a loss position and length of time that individual securities have been in a continuous unrealized loss position:

	Available-for-Sale Mutual Fund Investments in a Continuous Unrealized Loss Position
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
As of March 28, 2010	$4,624,773	$611,518	$19,977,308	$2,529,525	$24,602,081	$3,141,043

As of March 29, 2009	$6,746,214	$999,398	$23,267,615	$12,255,967	$30,013,829	$13,255,365

4.	Investments (Continued)

For the period ended March 28, 2010, interest income and realized losses resulted in a net gain of $635,394. For the period ended March 29, 2009, interest income and realized gains resulted in a net loss of ($493,680). For the period ended March 30, 2008, interest income and realized gains resulted in a net gain of $4,796,660. For purposes of calculating realized gains and losses, cost basis is determined using the average cost method.

The Company maintains an investment account related to wheat hedges. The balance in this account was $448,335 and $358,794 at March 28, 2010 and March 29, 2009, respectively.

5.	Trade Receivables and Concentrations of Credit Risk

Trade receivables are as follows:

	March 28, 2010	March 29, 2009
Trade receivables	$48,099,765	$50,037,954
Allowance for doubtful accounts	(685,641)	(730,643)

	$47,414,124	$49,307,311

The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. Historically, credit losses have been within management’s estimates.

The Company does not have any single customer that accounts for a significant concentration of credit risk.

6.	Inventories

Inventories consisted of the following:

	March 28, 2010	March 29, 2009
Finished goods	$20,403,058	$21,293,029
Raw materials	5,035,543	5,923,328
Maintenance parts	7,420,071	7,370,352

	$32,858,672	$34,586,709

7.	Property, Plant and Equipment

Property, plant and equipment consisted of the following:

	March 28, 2010	March 29, 2009
Land and improvements	$10,007,468	$9,854,511
Buildings and improvements	55,604,217	54,487,724
Machinery and equipment	131,925,126	129,922,053
Office equipment, furniture and fixtures	30,038,306	29,267,741
Leasehold improvements	1,231,757	1,108,585
Construction in progress	1,313,918	—

	230,120,792	224,640,614
Less accumulated depreciation	(136,173,833)	(128,478,883)

	$93,946,959	$96,161,731

8.	Goodwill and Other Intangible Assets

The Company is required to test goodwill and indefinite lived intangible assets for impairment on at least an annual basis. The Company performed the required impairment test of goodwill and other intangible assets using multiple fair value techniques including discounted cash flow analysis. The Company recorded goodwill impairment charges of $0, $716,279 and $0 for the fiscal years ended March 28, 2010, March 29, 2009 and March 30, 2008, respectively. The $716,279 impairment charge was primarily due to an acquired business that is no longer part of the Company’s distribution network. The Company recorded a $12,293 route impairment charge for the fiscal year ended March 28, 2010 related to routes in Orlando, Florida that have proven to generate lower than planned average route sales in this region. The Company recorded a $234,567 route impairment charge for the fiscal year ended March 29, 2009 related to routes in Southern California that have proven to generate lower than planned average route sales in this region.

The estimated aggregate amortization expense on finite lived intangible assets is as follows: $951,076 in 2011; $781,121 in 2012; $528,149 in 2013; $386,361 in 2014; $383,242 in 2015 and $2,316,752 thereafter.

The changes in carrying amount of goodwill are as follows:

Goodwill at March 30, 2008	$41,658,994
Goodwill associated with acquisitions	1,047,902
Revision of Grande Foods purchase price allocation	(500,000)
Impairment	(716,279)

Goodwill at March 29, 2009	$41,490,617
Goodwill associated with Otto acquisition	331,740

Goodwill at March 28, 2010	$41,822,357

The following table reflects the components of intangible assets other than goodwill at March 28, 2010:

	Gross Carrying Amount	Accumulated Amortization
Indefinite lived tangible assets:
Routes	$20,469,166
Tradenames	15,000

	20,484,166

Finite lived intangible assets:
Packaging design costs	3,585,301	$(2,547,919)
Recipes	5,407,088	(1,939,086)
Trademarks	452,512	(144,795)
Non-compete agreements	45,000	(18,750)
Other	690,039	(182,689)

	10,179,940	(4,833,239)

	$30,664,106	$(4,833,239)

8.	Goodwill and Other Intangible Assets (Continued)

The	following table reflects the components of intangible assets other than goodwill at March 29, 2009:

	Gross Carrying Amount	Accumulated Amortization
Indefinite lived tangible assets:
Routes	$28,067,955
Tradenames	15,000

	28,082,955

Finite lived intangible assets:
Packaging design costs	3,894,880	$(2,941,650)
Recipes	3,200,000	(278,974)
Trademarks	443,155	(113,587)
Non-compete agreements	25,000	(12,918)
Other	1,295,348	(142,640)

	8,858,383	(3,489,769)

	$36,941,338	$(3,489,769)

9.	Income Taxes

Deferred tax assets (liabilities) are comprised of the following:

	March 28, 2010	March 29, 2009
Accruals	$11,930,972	$5,199,259
Allowance for bad debts	1,487,514	397,203
Federal and state net operating loss and capital loss carryforwards	1,708,312	3,174,338
Basis differences in investments	777,531	—
Derivatives and unrealized gain on investments	1,705,720	5,545,385
Less valuation allowances	(745,047)	(1,040,141)

Gross deferred tax assets	16,865,002	13,276,044

Depreciation and amortization	(13,089,934)	(9,641,578)
Capitalized parts in inventory	(1,320,831)	(1,842,558)
Basis differences in investments	—	(630,967)
Installment sales	(155,019)	(276,186)

Gross deferred tax liabilities	(14,565,784)	(12,391,289)

Net deferred tax assets	$2,299,218	$884,755

	March 28, 2010	March 29, 2009	March 28, 2008
Current	$19,491,313	$13,408,427	$10,759,964
Deferred	(5,254,128)	(1,371,177)	1,195,329

	$14,237,185	$12,037,250	$11,955,293

9.	Income Taxes (Continued)

The Company’s effective tax rate differs from the statutory rates due to the Company recording reserves based on income tax audits, permanent different, and the effect of state taxes.

At March 28, 2010 and March 29, 2009, the Company, through several of its subsidiaries, had federal operating loss carryforwards of approximately $10,000 and $3,400,000, respectively, with varying expiration dates. Management considers the benefit of these losses to be fully realizable.

At March 28, 2010 and March 29, 2009, a wholly-owned subsidiary, SOH Distribution Co., Inc. had state operating loss carryforwards of approximately $6,000,000 and $152,000,000, respectively, with a total potential benefit of approximately $500,000 and $2,000,000, respectively, which begin to expire in 2011. The net realizable value of this benefit has been reduced by a valuation allowance of approximately $0 at March 28, 2010 and $1,000,000 at March 29, 2009.

At March 28, 2010, a wholly-owned subsidiary, Snyder’s of Hanover Mfg., Inc. had state operating loss carryforwards of approximately $6,000,000 with a total potential benefit of approximately $600,000, which begin to expire in 2028. The net realizable value of this benefit has been reduced by a valuation allowance of approximately $600,000 because management believes that sufficient taxable income from Snyder’s of Hanover Mfg., Inc. may not be realized over the life of the carryforwards. In addition, at March 28, 2010, Snyder’s of Hanover Mfg., Inc. had state capital loss carryforwards of approximately $4,500,000 with a total potential benefit of approximately $300,000 which begin to expire in 2014. Management considers the benefit of these losses to be fully realizable.

At March 28, 2010, a wholly-owned subsidiary, Snyder’s of Hanover Sales Co., Inc. had state operating loss carryforwards of approximately $1,000,000 with a total potential benefit of approximately $100,000, which begin to expire in 2025. The net realizable value of this benefit has been reduced by a valuation allowance of approximately $100,000 because management believes that sufficient taxable income from Snyder’s of Hanover Sales Co., Inc. may not be realized over the life of the carryforwards.

Effective March 30, 2009, the Company adopted the accounting for uncertainty in income tax positions provisions of ASC Topic 740, “Income Taxes” (“ASC Topic 740”) which applies to all tax positions related to income taxes. ASC Topic 740 (formerly known as FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes or FIN 48) requires a new evaluation process for all tax positions taken. ASC Topic 740-10 clarifies accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. If the probability for sustaining a tax position is greater than 50%, then the tax position is warranted and recognition should be at the highest amount which would be expected to be realized upon ultimate settlement.

As a result of the implementation of ASC Topic 740, the Company recognized an increase to liabilities for uncertain tax positions, interest and penalties (net of federal benefit) totaling $1,702,166 through an adjustment to retained earnings. In addition, a liability was recognized in current year earnings in the amount of $779,034 related to current year adjustments to uncertain tax positions. The Company’s tax reserves relate to inventory adjustments and state filing issues. The Company anticipates that the amounts accrued for uncertain tax positions will increase by $700,000—$900,000 in the next twelve months. This increase is the result of potential lost tax benefits resulting from the expiration of statute of limitations and continued state filing issues.

The Company is subject to U.S. federal income tax as well as state and local income tax. The statute of limitations is open for the federal and certain state returns including Massachusetts, Missouri and New York

9.	Income Taxes (Continued)

for fiscal years ended April 1, 2007 and later. In addition, certain states with a longer statute of limitations including California and Michigan are open for fiscal years ended April 2, 2006 and later. The Company does have some net operating loss carryforwards generated by acquired entities where the IRS could still make adjustments for periods prior to those listed above. Currently, no federal or state income tax returns are under examination.

The Company’s practice is to recognize interest and penalties related to uncertain tax positions in income tax expense. The amount of interest and penalties recognized in tax expense for the fiscal year ended March 28, 2010 is $267,871. The Company had accrued interest and penalties of $908,564 and $640,693 as of March 28, 2010 and March 29, 2009, respectively.

10.	Long-Term Debt and Lines of Credit

The Company’s borrowings consist of the following:

	Total		Current portion		Long-term portion
	March 28, 2010	March 29, 2009	March 28, 2010	March 29, 2009	March 28, 2010	March 29, 2009
Lines of credit	$207,538	$1,152,627	$207,538	$1,152,627	$—	$—
Senior notes	100,000,000	100,000,000	—	—	100,000,000	100,000,000
Bank term loans—variable	18,040,798	19,905,392	2,889,231	2,566,655	15,151,567	17,338,737
Bank term loans—fixed	1,081,115	1,442,896	263,092	361,972	818,023	1,080,924
Other	131,893	187,138	95,332	96,921	36,561	90,217

Subtotal	$119,461,344	$122,688,053	$3,455,193	$4,178,175	$116,006,151	$118,509,878

Less: Lines of credit	207,538	1,152,627	207,538	1,152,627	—	—

	$119,253,806	$121,535,426	$3,247,655	$3,025,548	$116,006,151	$118,509,878

The Company maintains lines of credit with two financial institutions. These lines of credit bear interest at the 30-day LIBOR rate plus incremental basis points ranging from 150 to 250. As of March 28, 2010, the Company had $12,092,462 in available funds from these lines of credit.

On June 12, 2007, the Company authorized the issuance and sale of $100,000,000 aggregate principal amount of its 5.72% Senior Notes due June 12, 2017. Interest is payable semi-annually in June and December. Acquisition costs of $357,115 are being amortized over the life of the notes. Proceeds were used for acquisitions and the reduction of debt with various financial institutions.

The Company maintains several variable rate term loans with financial institutions. These terms generally carry an interest rate that is based on the 30-day LIBOR rate plus incremental basis points ranging from 35 to 250 payable monthly. These term loans have maturity dates ranging from 2011 through 2018.

The Company maintains two fixed rate term loans with financial institutions. These term loans bear interest at 5.13% and 5.25% and mature in 2015 and 2012, respectively.

As of March 28, 2010, principal maturities of debt for the next five years are as follows:

2011	$3,455,193
2012	4,381,808
2013	3,216,665
2014	2,589,016
2015	1,824,423
Thereafter	103,994,239

10.	Long-Term Debt and Lines of Credit (Continued)

For the years ended March 28, 2010, March 29, 2009 and March 30, 2008, the Company incurred interest expense in the amount of $6,845,116, $6,986,990 and $6,886,486, respectively.

The Company has outstanding letters of credit totaling $1,535,790 and $1,475,790 at March 28, 2010 and March 29, 2009 respectively. At March 28, 2010, the letters of credit include $1,445,000 benefiting the Company’s insurance carriers, $50,000 in favor of the State of Florida and $40,790 for an Indiana energy supplier.

Collateral for debt with several financial institutions consists of the investment account held with Hanover Capital Management, Inc., business assets, real property located at Foxborough, MA, and notes receivable due from independent operators at one of the subsidiaries. The terms of the Company’s borrowings also contain various events of default, including but not limited to those related to non-payment of principal, interest or fees; violations of certain covenants; and certain bankruptcy-related events. As of March 28, 2010, the Company was in compliance with all covenants.

11.	Derivative Instruments and Hedging Activities

The Company uses derivatives to manage risks related to interest rate movements and certain commodity prices. The Company classifies both the earnings and cash flow impact from these derivatives consistent with the underlying hedged item.

Interest Rate Swaps

The gain or loss on the effective portion of the hedge initially is included as a component of other comprehensive income and is subsequently reclassified into earnings when interest on the related debt is paid. The Company’s interest rate risk management strategy is to stabilize cash flow requirements by maintaining interest rate swap contracts to convert variable-rate debt to a fixed rate. Outstanding interest rate swaps as of March 28, 2010 and March 29, 2009 are as follows:

	Notional Amount at		Underlying	Swap	Maturity
Financial Institution	March 28, 2010	March 29, 2009	Interest Rate	Interest Rate	Date
M&T Bank	$3,666,692	$4,666,688	30-Day LIBOR + 0.85	4.95%	11/1/2013
M&T Bank	2,714,982	2,781,102	30-Day LIBOR + 1.15	4.90%	5/1/2020
M&T Bank	1,195,436	1,226,232	30-Day LIBOR + 1.15	4.37%	7/2/2018
Wachovia Bank	6,176,407	7,118,432	30-Day LIBOR + 0.35	4.74%	10/5/2015
TD Banknorth	2,507,892	2,475,000	30-Day LIBOR + 0.70	5.95%	3/2/2017
TD Banknorth	731,432	—	30-Day LIBOR + 2.50	4.29%	7/5/2013
TD Banknorth	1,045,164	1,500,000	30-Day LIBOR + 1.50	5.69%	7/1/2013

	$18,038,005	$19,767,454

The Company designated the interest rate swap contracts as cash flow hedges and reports the swaps at fair value with any ineffectiveness recorded immediately. All changes in the fair value of the outstanding cash flow hedges, except the ineffective portion, are deferred as other comprehensive income, until net income is affected by the variability of cash flows of the hedged transaction. At that point, the variability is recognized and adjusted from accumulated comprehensive income to interest expense over the life of the swap contracts.

At March 28, 2010, approximately 15.3% of total debt, after the impact of the related interest rate derivative instruments, was exposed to variable rates, compared to 17.2% as of March 29, 2009.

11.	Derivative Instruments and Hedging Activities (Continued)

Commodity Hedges

The Company is exposed to commodity price risk related to forecasted purchases of commodities. The Company uses derivatives, with terms of no more than one year to hedge price fluctuations related to a portion of anticipated commodity purchases, primarily for wheat.

Commodity futures contracts designated and qualifying as cash flow hedges are reported at fair value and any ineffectiveness is recorded immediately.

The Company maintained commodity futures throughout the year ended March 28, 2010 that hedged approximately 80% of its planned wheat requirements. As of March 28, 2010, the Company had 173 outstanding commodity futures contracts related to ingredients.

The Company’s open commodity derivative contracts that qualify for hedge accounting had a face value of $280,047 as of March 28, 2010 and $340,907 as of March 29, 2009. These contracts resulted in net unrealized losses of $161,750, $11,358 and $0 as of March 28, 2010, March 29, 2009 and March 30, 2008, respectively.

The pre-tax income/(expense) effect of derivative instruments on the Consolidated Statements of Operation is as follows:

	March 28, 2010	March 29, 2009	March 30, 2008
Interest rate swaps (included in Interest expense, net)	$614,706	$453,615	$(127,601)
Commodity hedges (included in Cost of goods sold)	45,613	—	—

	$660,319	$453,615	$(127,601)

The fair value of the derivative instrument asset/(liability) in the Consolidated Balance Sheets using Level 2 inputs is as follows:

	March 28, 2010	March 29, 2009
Interest rate swaps (included in Other non-current liabilities)	$(1,304,323)	$(1,919,862)
Commodity hedges (included in Other non-current liabilities)	(272,613)	(17,887)

	$(1,576,936)	$(1,937,749)

The change in unrealized pre-tax gains (losses) included in other comprehensive income due to fluctuations in interest rates and commodity hedges were as follows:

	March 28, 2010	March 29, 2009
Interest rate swaps	$615,539	$(967,063)
Commodity hedges (included in Other non-current liabilities)	(254,725)	(17,887)

	$360,814	$(984,950)

Additional information specific to derivative instruments is disclosed in Note 18.

12.	Defined Contribution Plan

The Company sponsors a 401(k) plan that covers all eligible employees. Contributions to the 401(k) plan are based on the Company matching a portion of the employee’s voluntary contribution. The amounts of the Company’s contributions were $3,121,324, $2,918,490 and $2,372,142 for the fiscal years ended March 28, 2010, March 29, 2009 and March 30, 2008, respectively.

13.	Operating Leases

The Company leases transportation equipment (principally trucks), warehouse space and manufacturing equipment under operating leases. Total rental expense for all operating leases amounted to $11,248,528, $9,145,770 and $7,663,715 at March 28, 2010, March 29, 2009 and March 30, 2008, respectively.

Future minimum rental payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of March 28, 2010 are as follows:

For fiscal years ending:	2011	$8,549,142
	2012	6,295,667
	2013	4,483,387
	2014	2,620,742
	2015	1,593,252
	Thereafter	984,450

Total minimum payments required		$24,526,640

Most operating leases contain options for renewal at the end of the initial lease term. In most cases, management expects that leases will be renewed or replaced by other leases in the normal course of business.

14.	Common stock split

On September 14, 2007, the Company’s Board of Directors declared a two-for-one stock split effected in the form of a stock dividend payable to shareholders of record on October 1, 2007. This resulted in the issuance of 40,000 shares of Class A common stock and 657 shares of Class B common stock.

On October 8, 2009, the Company’s Board of Directors declared a ten-for-one stock split (effective October 1, 2009), effected in the form of a stock dividend, on the Company’s common stock. Each shareholder of record on October 1, 2009, received nine additional shares of common stock for each share of common stock then held. The Company retained the current par value of $100 per share for all shares of common stock. All per share amounts in the footnotes have been restated to reflect this split.

In conjunction with issuing new shares of common stock, the Company reissued all shares held in treasury to satisfy the ten-for-one stock split. Stockholders’ equity reflects the stock split by reclassifying treasury stock and retained earnings to “Class A common stock” and “Class B common stock”, in an amount equal to the par value of the additional shares arising from the split.

15.	Executive Deferred Compensation

The Board of Directors approved and initiated a non-qualified Executive Compensation Plan on October 1, 2005 covering certain highly compensated members of management. The plan is contributory and participation in the plan is at the discretion of the Board of Directors. Eligible employees may elect a percentage or dollar amount of their base salary and/or bonus that they wish to defer under this Plan. Employee contributions under this plan were $140,019 and $137,430 as of March 28, 2010 and March 29, 2009, respectively.

16.	Share-based Compensation

Effective January 1, 1998, the Company adopted the 1998 Non-Qualified Stock Option Plan (the “Plan”). The Plan calls for stock options to be issued to the Company’s Chairman, President, Vice-Presidents and Board of Directors. The Company has reserved 40,000 shares of its Class B, non-voting common stock for issuance under the Plan and the Executive Stock Purchase Plan adopted January 1, 2003. Stock options may be exercised on or before the date which is fifteen years after the date of grant. Stock options granted to directors are vested 100% when granted. All other stock options vest 100% upon the completion of five years of cumulative participation in the Plan.

Following is a summary of the status of the Plan with amounts restated for the ten-for-one stock split effected in the form of a stock dividend:

	Options	Weighted Average Exercise Price
Outstanding at April 1, 2007	25,800	$260.10
Exercised	(380)	261.30
Granted	1,520	675.50

Outstanding at March 30, 2008	26,940	261.00

Exercised	(2,410)	152.70
Granted	1,920	723.00

Outstanding at March 29, 2009	26,450	304.40

Exercised	(200)	131.75
Granted	1,540	700.80

Outstanding at March 28, 2010	27,790	$327.63

Exercisable at March 28, 2010	23,160	$278.35

The fair value of each stock option award is estimated on the date of grant using Black-Scholes option valuation model that uses the assumptions noted in the table below.

	00000000000	00000000000	00000000000
	March 28, 2010	March 29, 2009	March 30, 2008
Expected volatility	35.27% - 38.03%	32.86%	24.70%
Expected dividends	1.50%	1.50%	1.50%
Expected terms (in years)	7.5 -9.7 years	7.5 years	10 years
Risk-free rate	2.31% -2.65%	3.10%	2.40%

The weighted-average grant date fair value of stock options granted during the year ended March 28, 2010 was $270.96 per option.

The Company amortizes share-based compensation on a straight-line basis over the vesting period for the award. Share-based compensation costs charged against operations related to stock options issued under the Plan was $417,285, $270,246 and $234,765 for the years ended March 28, 2010, March 29, 2009 and March 30, 2008, respectively.

17.	Related Party Transactions

The Company has notes receivable from two stockholders and an affiliate of Michaud Distributors, Inc. The notes are unsecured, due upon demand and bear interest at the best rate available to Michaud Distributors, Inc. by its primary commercial lenders. Interest started to accrue on these notes April 1, 2009. The notes receivable are recorded in the following amounts:

March 28, 2010	March 29, 2009
$ 318,237	$311,424

A Director of the Company is a partner in a law firm that serves as counsel to the Company. The Company paid legal fees and expenses to the law firm in the following amounts:

March 28, 2010	March 29, 2009	March 30, 2008
$ 1,035,126	$158,743	$257,985

The Company is related to ARWCO Corporation, MAW Associates, LP and Warehime Enterprises, Inc. through common ownership. Transactions with these affiliates are primarily related to the collection and remittance of loan payments on notes receivable held by the affiliates. The company is reimbursed for certain overhead and administrative expenses associated with the services provided to the affiliates. The following amounts were included in accounts payable:

	March 28, 2010	March 29, 2009
ARWCO Corporation	$11,556	$6,339
MAW Associates, LP	97,936	46,534
Warehime Enterprises, Inc.	19,505	12,599

	$128,997	$65,472

18.	Fair Value Measurements

The Company adopted SFAS 157, “Fair Value Measurements and Disclosures” (ASC 820), effective March 31, 2008 for all financial assets and liabilities as required. The adoption of SFAS 157 (ASC 820) was not material to the Company’s consolidated financial position or results of operations. SFAS 157 (ASC 820) defines fair value, establishes a framework for measuring fair value in applying generally accepted accounting principles, and expands disclosures about fair value of assets and liabilities using observable and unobservable inputs.

Observable inputs are based on market data or independent sources while unobservable inputs are based on the Company’s own market assumptions. Once inputs have been characterized, SFAS 157 (ASC 820) requires companies to prioritize the inputs used to measure fair value into one of three broad levels. SFAS 157 (ASC 820) applies whenever an entity is measuring fair value under other accounting pronouncements that require or permit fair value measurement and requires the use of observable market data when available.

SFAS 157 (ASC 820) establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. SFAS 157 (ASC 820) defines levels within the hierarchy based on the reliability of inputs as follows:

•

Level 1 – Quoted prices available in active markets for identical assets or liabilities as of the reporting date. The short-term investments are valued at the net asset value of units held at year-end in active markets.

18.	Fair Value Measurements (Continued)

•

Level 2 – Pricing inputs which are directly or indirectly observable as of the reporting date, other than quoted prices in active markets included in Level 1. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models. The interest rate swap agreements are valued using a pricing model. The model is based upon financial principles and assumptions that combine raw inputs and quantitative processes, which management believes to be reasonable.

•

Level 3 – Pricing inputs include significant inputs that are generally less observable than objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. The Company had no significant Level 3 measurements as of March 28, 2010 and March 29, 2009.

The following tables provide fair value measurement information for the Company’s major categories of financial assets and liabilities measured on a recurring basis:

	Fair Value Measurements at March 28, 2010 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets

Short-term investments	$27,787,252	$—	$—

Liabilities
Derivatives	$—	$1,576,936	$—

	Fair Value Measurements at March 29, 2009 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets

Short-term investments	$30,378,613	$—	$—

Liabilities

Derivatives	$—	$1,937,749	$—

Management believes that the carrying value of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates fair value as a result of the short-term maturities of these instruments. Short-term investments in mutual funds are reported at fair value as required by SFAS 115 (ASC 320). The fair value of the Company’s long-term investments has not been estimated as the Company has determined that it is not practicable to estimate such value. The Company is not aware of any events or circumstances that may have a significant adverse impact on the fair value of its long-term investments. Impairment testing is done on an annual basis or as the Company becomes aware of events that adversely impact the long-term investments held in partnerships and real estate investment trusts. The Company reports derivative instruments at fair value.

The Company estimated the fair value of its senior notes using discounted cash flow analysis, based on rates for similar types of borrowing arrangements with the same remaining maturity. The estimated fair values of the fixed-rate senior notes for March 28, 2010 and March 29, 2009 are $124,172,904 and $126,097,332, respectively.

18.	Fair Value Measurements (Continued)

Considerable judgment is required to develop estimated fair values of financial instruments. Although the fair value of the Company’s senior notes differs from the carrying value, settlement at the reported fair value may not be possible or may not be a prudent management decision. The estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments.

19.	Commitments and Contingencies

The Company purchases certain raw materials at prices that are fixed over a period of time ranging from three months to one year. The pricing is contingent upon the achievement of estimated volumes. However, the Company is not liable for estimated volumes that may not be achieved.

The Company maintains a compensating balance of $2,000,000 in a demand deposit account with a financing institution to support a $30,000,000 Term Note and a $30,000,000 Line of Credit for MAW Associates, LP. This amount has been recorded in other non-current assets in the consolidated balance sheet as of March 28, 2010.

The Company has pending litigation as a result of certain independent operators who have claimed that they were previously misclassified and should have been considered employees of the Company. These individuals are claiming that they are entitled to items including, but not limited to, additional wages, benefits and reimbursement of certain expenditures. On August 11, 2009, the Company reached a tentative settlement agreement in the amount of $10,000,000, subject to the successful negotiation of the remaining terms of the agreement as well as various judicial approvals. The Company recorded a $10,000,000 extraordinary charge on October 11, 2009. This amount has been recorded in accrued expenses in the consolidated balance sheet as of March 28, 2010. On April 20, 2010, the judicial authority assigned to the case provided preliminary approval of the settlement amount and classification as a national class-action lawsuit.

The Company guarantees approximately 1,161 bank loans made to independent sales distributors by third-party financial and other institutions for the purchase of distribution routes and trucks. The maximum potential amount of future payments the Company could be required to make under the guarantees is approximately $60,000,000. The Company’s guarantees are indirectly secured by the distribution routes and trucks. The Company does not believe it is probable that it will be required to make material guarantee payments as a result of defaults on the bank loans guaranteed. The amounts recognized as of March 28, 2010, March 29, 2009 and March 30, 2008 were not material.

The Company is periodically a party to various other lawsuits, claims and investigations, both actual and potential, arising in the normal course of business. Based on internal review and advice of legal counsel, management believes the ultimate outcome of these matters, individually and in the aggregate, will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

20.	Subsequent Events

On April 21, 2010, the Company purchased certain assets and assumed certain liabilities of TPF Texas Premium, LLC and Shawnee Quality Snacks, LLC to expand the Company’s distribution network in Texas, Oklahoma and Kansas. The Company paid $8,342,706 for assets consisting primarily of accounts receivable, inventory, property, plant & equipment and routes. The purchase price is subject to final verification of the assets purchased. The Company expects to finalize the purchase price allocation during the second quarter of fiscal year 2011.

20.	Subsequent Events (Continued)

On July 21, 2010, the Company entered into a definitive merger agreement with Lance, Inc. (“Lance”), a publicly-held company that is currently one of the Company’s suppliers, providing for a “merger of equals” business combination of the Company and Lance. The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, the Company will merge with a wholly-owned subsidiary of Lance, and each outstanding share of capital stock of the Company will be converted into the right to receive 108.25 shares of Lance common stock. The merger is expected to result in the Company stockholders and Lance stockholders holding approximately 50.1% and 49.9%, respectively, of the combined company. In connection with the merger, Lance will change its name to Snyder’s-Lance, Inc.

Under the terms of the merger agreement, if the merger is completed, Lance stockholders prior to the merger will receive a special cash dividend of $3.75 per share, and Lance will issue approximately 32.7 million shares to the holders of outstanding common stock of the Company. The transaction, which is intended to be structured as a tax-free exchange of shares, is expected to close during the fourth quarter of 2010, and is subject to customary closing conditions, including obtaining certain regulatory approvals and approvals from the stockholders of both companies.

The merger agreement contains certain termination rights for both the Company and Lance, including termination rights if the merger is not consummated on or before April 1, 2011 and if the approval of the stockholders of either the Company or Lance is not obtained. The merger agreement further provides that, upon termination of the merger agreement under specified circumstances, including termination of the merger agreement by the Company or Lance as a result of an adverse change in the recommendation of the other party’s board of directors, the Company may be required to pay to Lance, or Lance may be required to pay to the Company, a termination fee of $25 million.

The Company is expected to incur significant expenses in connection with the merger. While the Company has assumed that a certain level of expenses will be incurred, there are many factors that could affect the total amount or the timing of the expenses, and many of the expenses that will be incurred are, by their nature, difficult to estimate. These expenses could result in the combined company taking significant charges against earnings following the completion of the merger. The amount and timing of such charges are uncertain at the present time. The Company incurred $34,511 in professional fees associated with the proposed merger during the twelve weeks ended June 20, 2010.

Lance is a leading manufacturer and distributor of sandwich crackers, sandwich cookies and other snack food products.

The Company has evaluated events and transactions occurring subsequent to the balance sheet date of March 28, 2010 for items that should potentially be recognized or disclosed in these financial statements as prescribed by ASC Topic 855, Subsequent Events. The evaluation was conducted through the date these financial statements were issued.

This information is an integral part of the accompanying financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth those costs and expenses to be incurred by the registrant in connection with the offerings described in this registration statement.

Securities and Exchange Commission Registration Fee	*
Rating Agency Fees	**
Accounting Fees and Expenses	**
Legal Fees	**
Trustees’ Fees and Expenses	**
Stock Exchange Listing Fees	**
Miscellaneous	**

Total	**

*	Omitted because the registration fee is being deferred pursuant to Rule 456(b).
**	Because an indeterminate amount of securities is covered by this registration statement, the expenses of the issuance and distribution for the securities cannot be determined at this time. The estimates of such expenses in connection with securities offered and sold pursuant to this registration statement will be included in the applicable prospectus supplement.

Item 15.	Indemnification of Directors and Officers.

The North Carolina Business Corporation Act provides that a corporation may indemnify a director, officer, employee or agent against liability incurred in a proceeding to which the individual was made a party because of the fact he was a director, officer, employee or agent of the corporation if he (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases his conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may not, however, indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit in which a director was adjudged liable (whether or not involving action in his official capacity) on the basis of having received an improper personal benefit. The North Carolina Business Corporation Act permits a corporation in its articles of incorporation or bylaws or by contract or resolution to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses in any proceeding (including derivative suits) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

The Restated Articles of Incorporation of the Company provide that, to the fullest extent permitted by applicable law, no director of the Company shall have any personal liability arising out of any action whether by or in the right of the Company or otherwise for monetary damages for breach of his or her duty as a director. The Company’s Bylaws require the Company to indemnify the Company’s directors to the fullest extent permitted by law.

The North Carolina Business Corporation Act also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liabilities which they may incur in such capacities. The Company has purchased insurance to provide for indemnification of directors and officers.

Item 16.	List of Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits on page II-7, which is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on February 27, 2012.

SNYDER’S-LANCE, INC.

By:	/s/ Rick D. Puckett
Rick D. Puckett Executive Vice President, Chief Financial Officer and Treasurer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David V. Singer, Carl E. Lee, Jr., Rick D. Puckett and Margaret E. Wicklund severally, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as any of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David V. Singer David V. Singer	Chief Executive Officer (Principal Executive Officer) and Director	February 27, 2012

/s/ Carl E. Lee, Jr. Carl E. Lee, Jr.	President, Chief Operating Officer and Director	February 27, 2012

/s/ Rick D. Puckett Rick D. Puckett	Executive Vice President, Chief Financial Officer (Principal Financial Officer) and Treasurer	February 27, 2012

/s/ Margaret E. Wicklund Margaret E. Wicklund	Vice President, Corporate Controller (Principal Accounting Officer) and Assistant Secretary	February 27, 2012

/s/ Michael A. Warehime Michael A. Warehime	Chairman of the Board of Directors	February 27, 2012

/s/ W. J. Prezzano W. J. Prezzano	Lead Independent Director	February 27, 2012

/s/ Jeffrey A. Atkins Jeffrey A. Atkins	Director	February 27, 2012

/s/ Peter P. Brubaker Peter P. Brubaker	Director	February 27, 2012

/s/ C. Peter Carlucci, Jr. C. Peter Carlucci, Jr.	Director	February 27, 2012

/s/ John E. Denton John E. Denton	Director	February 27, 2012

/s/ James W. Johnston James W. Johnston	Director	February 27, 2012

/s/ Dan C. Swander Dan C. Swander	Director	February 27, 2012

/s/ Isaiah Tidwell Isaiah Tidwell	Director	February 27, 2012

/s/ Patricia A. Warehime Patricia A. Warehime	Director	February 27, 2012

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits
1.1*	Form of Underwriting Agreement (Debt)

1.2*	Form of Underwriting Agreement (Equity)

3.1	Restated Articles of Incorporation of Snyder’s-Lance, Inc., as amended through April 17, 1998, incorporated herein by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for twelve weeks ended June 13, 1998 (File No. 0-398).

3.2	Articles of Amendment to Restated Articles of Incorporation of Snyder’s-Lance, Inc., incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 6, 2010 (File No. 0-398).

3.3	Bylaws of Snyder’s-Lance, Inc., as amended through December 6, 2010, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on December 6, 2010 (File No. 0-398).

4.1	See 3.1, 3.2 and 3.3 above.

4.2	Senior Indenture (filed herewith).

4.3	Subordinated Indenture (filed herewith).

4.4*	Form of Senior Note.

4.5*	Form of Subordinated Note.

4.6*	Form of Preferred Stock Certificate.

4.7*	Specimen of Common Stock Certificate.

4.8*	Form of Depositary Agreement.

4.9*	Form of Depositary Receipt.

4.10*	Form of Warrant Agreement.

4.11*	Form of Warrant Certificate.

4.12*	Purchase Contract Agreement setting forth Stock Purchase Contracts and Stock Purchase Units.

5	Opinion of K&L Gates LLP (filed herewith).

12	Statement Regarding Computation of Ratio of Earnings to Fixed Charges (filed herewith).

23.1	Consent of K&L Gates LLP (included in Exhibit 5).

23.2	Consent of KPMG, LLP, Independent Registered Public Accounting Firm (filed herewith).

23.3	Consent of CliftonLarsonAllen LLP, Independent Registered Public Accounting Firm (filed herewith).

24	Power of Attorney (included in signature page of this registration statement).

25.1**	Statement of Eligibility and Qualification of Trustee on Form T-1 under the Senior Indenture.

25.2**	Statement of Eligibility and Qualification of Trustee on Form T-1 under the Subordinated Indenture.

*	To be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.
**	To be incorporated by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.